Exhibit 4.9
                                PROMISSORY NOTE

                                 August 1, 2005


For value received, the undersigned, MCKENZIE BAY INTERNATIONAL, LTD. ("Borrower") a Delaware Corporation with principal offices at 37899 Twelve Mile Road, Farmington Hills, MI 48331 promises to pay GARY L. WESTERHOLM AND HELEN A. WESTERHOLM, CO-TRUSTEES, THE WESTERHOLM FAMILY LIVING TRUST, ("Noteholder") whose address is 3362 Moraine Dr., Brighton, MI 48114, or order, the principal sum of two hundred fifty thousand and no/100 ($ 250,000.00) Dollars or the aggregate unpaid principal amount of all advances made to MCKENZIE BAY INTERNATIONAL, LTD. at its request, whichever is lesser, and to pay interest from the date of each advance until paid in full at 3.58%, the Applicable Federal Rate on short term obligations as of this date. Principal and interest shall be payable at 3362 Moraine Dr., Brighton, MI 48114, or such other place as the Noteholder may designate on or before September15, 2005.

If suit is brought to collect this note, the Noteholder shall be entitled to collect all reasonable costs and expenses of suit including but not limited to reasonable attorneys' fees.

Borrower may prepay the principal amount outstanding in whole or in part. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date unless the Noteholder shall otherwise agree in writing.

Presentment, notice of dishonor and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers and shall be binding upon them and their successors and assigns.

Any notice to Borrower provided for in this note shall be given by mailing such notice by certified mail addressed to Borrower at the address stated below or to any such other address as Borrower may designate by notice to the Noteholder. Any notice to the Noteholder shall be given by mailing such notice by certified mail, return receipt requested to the Noteholder at the address stated in the first paragraph of this note or at such other address as may have been designated by notice to Borrower.


MCKENZIE BAY INTERNATIONAL, LTD.

/s/ Gregory N. Bakeman
_________________________________________
by: GREGORY N. BAKEMAN
it's: Chief Financial Officer